PRESS RELEASE

Innospec Announces Authorization of Share Repurchases

Newark, Del. – November 3, 2010 – Innospec Inc. (NASDAQ: IOSP) today announced that its Board of Directors has authorized share repurchases under Rule 10b5-1 and/or 10b-18 repurchase plans. These plans will facilitate repurchases of shares of common stock up to a total value of $5 million annually in 2010, 2011 and 2012. The first Rule 10b5-1 repurchase program under the new plan will commence on November 8, 2010 and be effective through December 31, 2010.

Patrick Williams, Innospec's President and CEO, said, "The Board is committed to utilizing Innospec’s strong cash flow to build shareholder value. As part of a balanced capital management program, additional share repurchases may be approved as the Board continues to monitor market conditions and considers other strategic alternatives, including potential acquisitions."

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects”, “anticipates”, “may”, “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions, including in respect of the general business environment, regulatory actions or changes. If the risks or uncertainties materialize or assumptions prove incorrect or change, our actual performance or results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading "Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt Innospec Inc. +44-151-356-6241

Brian.Watt@innospecinc.com

Tom Pratt

RF|Binder Partners +1-212-994-7563 Tom.Pratt@RFBinder.com